UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



FORM 8-A


FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934


AMERICAN EDUCATIONAL PRODUCTS, INC.
(Exact name of registrant as specified in its charter)


Colorado                                                           84-1012129
(State of Incorporation                                      (I.R.S. Employer
or organization)                                           Identification No.)

5350 Manhattan Circle, Suite 210
Boulder, Colorado                                                        80393
(Address of principal                                               (Zip Code)
executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

 Title of each class                                  Name of each exchange
on which
 to be registered               each class is to be registered

None N/A



Securities to be registered pursuant to Section 12(g) of the Act:


                        Common Stock Purchase Warrants
                               (Title of Class)
ITEM 1.
DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.


Warrants

     The Board of Directors has authorized the issuance of 916,298 Warrants. Each Warrant entitles the holder thereof to purchase one share of Common Stock ("Warrant Stock") at an exercise price of $10.00 per share. The Warrants are exercisable for a period commencing upon the effective date of the Registration Statement registreing for sale under the Securities Act of 1933, as amended ("Securities Act") the Warrant Stock (Exercise Date) and ending three (3) years from the date of such effectiveness ("Expiration Date"). In the event the Warrants are not exercised within such three-year period, all unexercised Warrants will expire and be void and of no further force or effect. The Warrant exercise period may be extended by the Company at the sole discretion of the Board of the Directors upon thirty (30) days' notice to the Warrantholders. The Warrants will expire, become void and be of no further force or effect upon conclusion of the applicable exercise period, or any extension thereof.

     The Warrants are issued under and pursuant to a Warrant Agreement between the Company and Corporate Stock Transfer, Inc., of Denver, Colorado, as Warrant Agent.

     Subject to compliance with applicable securities laws, Warrants certificates may be transferred or exchanged for new certificates of different denominations at the offices of the Warrant Agent described above. The holders of Warrants, as such, are not entitled to vote, to receive dividends or to exercise any of the rights of shareholders for any purpose. The Warrants may be transferred separately from the Common Stock with which they will be issued.

     Exercise. The Warrants may be exercised during the Warrant Term only upon surrender of the Warrant certificate at the offices of the Company with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and signed, accompanied by payment of the full Exercise Price for the number of Warrants being exercised. Warrantholders will receive one share of Common Stock for every Warrant exercised, subject to any adjustment required by the Warrant Agreement. For a holder to exercise Warrants, there must be a current Registration Statement in effect with the Commission and various state securities authorities registering the shares of Common Stock underlying the Warrants or, in the sole determination of the Company and its counsel, there must be a valid exemption therefrom. The Company has undertaken, and intends, to maintain a current Registration Statement which will permit the exercise of the Warrants during the Warrant Term. Maintaining a current effective Registration Statement could result in substantial expense to the Company and there is no assurance that the Company will be able to maintain a current Registration Statement covering the shares issuable upon exercise of the Warrants. Holders of Warrants will have the right to exercise the Warrants included therein for the purchase of shares of Common Stock only if a Registration Statement is then in effect and only if the shares are qualified for sale under securities laws of the state in which the exercising warrantholder resides or if the Company, in its and its counsel's sole discretion, is able to obtain valid exemptions from the foregoing requirements. Although the Company believes that it will be able to register or qualify the shares of Common Stock underlying the Warrants for sales in those states where the Securities are offered, there can be no guarantee that such registration or qualification, or an exemption therefrom, can be accomplished without undue hardship or expense to the Company. The Warrants may be deprived of any value if a Registration Statement covering the shares issuable upon exercise thereof or an exemption therefrom cannot be filed or obtained without undue expense or hardship or if such underlying shares are not registered or exempted from such registration in the states in which the holder of a Warrant resides. In the latter event, the only option available to a holder of a Warrant may be to attempt to sell his or her Warrants into the market, if a market then exists and only then in compliance with applicable securities laws and restrictions on transfer.

     Redemption. The Company shall have the right, at its discretion, to call all of the Warrants for redemption on 30 days' prior written notice at a redemption price of $.01 per Warrant if: (i) the closing bid price of the Company's Common Stock exceeds the Warrant Exercise Price by a least 10% during a period of at least 20 of the 30 trading days immediately preceding the notice of redemption; (ii) the Company has in effect a current Registration Statement covering the Common Stock issuable upon exercise of the Warrants; and (iii) the expiration of the 30 day notice period is within the Warrant Term. If the Company elects to exercise its redemption right, holders of Warrants may either exercise their Warrants, sell such Warrants in the market or tender their Warrants to the Company for redemption. Within five business days after the end of the 30 day period, the Company will mail a redemption check to each registered holder of a Warrant who holds unexercised Warrants as of the end of the 30 day period, whether or not such holder has surrendered the Warrant certificates for redemption. The Warrants may not be exercised after the end of such 30 day period.

ITEM 2.       EXHIBITS.

Exhibit No.Title

     1.0Specimen Warrant Certificate

     2.0Warrant Agreement

     3.1     Articles of Incorporation of American Educational Products, Inc.
             (1)

     3.2     Articles of Amendment to Articles of Incorporation (1)

     3.3 Articles of Amendment to Articles of Incorporation dated April 21, 1987 (1)

     3.4 Articles of Amendment to Articles of Incorporation dated February 19, 1990 (2)


(1) Incorporated by reference from the Registrant's Post-Effective Amendment No. 5 to Registration Statement on Form S-18 as filed with the Securities and Exchange Commission and declared effective on July 1, 1987.

(2) Incorporated by reference from the Registrant's Registration Statement on Form S-8 filed with the Securities and Exchange Commission and declared effective on August 4, 1992.

                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

     AMERICAN EDUCATIONAL PRODUCTS, INC.



Dated:             By:/s/ Clifford C. Thygesen
Clifford C. Thygesen, President



ATTEST:



/s/ Robert A. Scott
Robert A. Scott, Secretary